Exhibit 99.1

AutoNation Names Kim Goodman to Board of Directors

Irene Rosenfeld to Leave AutoNation Board at the End of her Term

FORT LAUDERDALE, Fla., February 5, 2007 — AutoNation, Inc. (NYSE: AN), America’s leading automotive retailer, announced today that its Board of Directors has appointed Kim C. Goodman as an independent director.

“AutoNation is privileged to have someone of Kim’s caliber join our team,” said Mike Jackson, chairman and chief executive officer of AutoNation. “She offers us a considerable degree of high-level strategic experience, along with the sort of professionalism, insight and expertise that makes our Board effective.”

Goodman is vice president of software and peripherals for Austin, Texas-based Dell Inc. In that role, which she has served since 2005, Goodman has responsibility for the multi-billion dollar business, including oversight of operations, marketing, forecasting, pricing and vendor relations. From 2000-2005, she served as the company’s vice president of public sector marketing and transactional sales, vice president of Dell networking and vice president of business development.

In addition to her role at Dell, Goodman also served as partner and vice president for Bain & Company. She received her M.B.A. from Harvard Business School, along with two degrees from Stanford University — an M.S. in industrial engineering and a B.A. in political science.

Separately, AutoNation announced today that Irene B. Rosenfeld, chief executive officer of Kraft Foods Inc., has decided not to stand for re-election to the AutoNation Board of Directors at the upcoming annual meeting of stockholders, which is expected to be held in May 2007. Last week, it was announced that upon the spin-off of Kraft Foods Inc. from Altria Group, Inc. on March 30, 2007, Rosenfeld will also become chairman at Kraft Foods Inc. Rosenfeld has served on the AutoNation board since 1999.

“It’s an exciting and demanding time everywhere across corporate America today, and my responsibilities at Kraft have grown to the point where they require all of my attention,” Rosenfeld said. “I’ve enjoyed my time with AutoNation immensely, and I’m proud to have been a part of a company that has changed the auto retailing landscape.”

During Rosenfeld’s tenure, the company has sold more than 5 million vehicles, been named to the S&P 500 Index and was voted the Most Admired Company in its industry for four consecutive years by Fortune magazine.

“Irene is an outstanding member of our Board, and her guidance shaped our company in countless ways,” said Jackson. “We recognize her need to dedicate full attention to Kraft and thank her for her years of dedicated service on the Board.”

For more information about AutoNation and its board of directors, visit http://www.AutoNation.com.

ABOUT AUTONATION, INC.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and a component of the Standard and Poor’s 500 Index. AutoNation has approximately 26,000 full-time employees and owns and operates 331 new vehicle franchises in 16 states. For additional information, please visit http://corp.AutoNation.com or http://www.AutoNation.com, where more than 90,000 vehicles are available for sale.

FORWARD-LOOKING STATEMENTS

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in the Company’s SEC filings. The Company undertakes no duty to update its forward- looking statements, including its earnings outlook.